Exhibit 4.7

ENSTAR GROUP LIMITED
DESCRIPTION OF SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

The following description sets forth certain material terms and provisions of our securities that are registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This description also summarizes certain provisions of our Memorandum of Association (the “Memorandum”) and Fifth Amended and Restated Bye-Laws (the “Bye-Laws”), and the applicable Certificate of Designation for our Series D Preferred Shares and Series E Preferred Shares.
The description of our securities set forth below is a summary and does not purport to be complete. For complete information regarding the provisions of the documents that govern our securities, you should refer to the Memorandum and Bye-Laws and the applicable certificates of designation. Copies of these governing documents are incorporated by reference as exhibits to the Annual Report on Form 10-K of which this Exhibit 4.7 is a part. References to “we,” “us” or “our” mean Enstar Group Limited, excluding, unless otherwise expressly stated or the context requires, our subsidiaries.
Ordinary Shares
Voting Ordinary Shares
We are authorized to issue up to an aggregate of 90,000,000 ordinary shares, par value $1.00 per share ("Voting Ordinary Shares"). Our Voting Ordinary Shares are listed and trade on the NASDAQ Global Select Market under the symbol "ESGR." Each Voting Ordinary Share entitles the holder thereof to one vote. We are also authorized to issue up to an aggregate of 21,000,000 non-voting convertible ordinary shares, par value $1.00 per share (“Non-Voting Ordinary Shares”). Our Non-Voting Ordinary Shares are not registered pursuant to Section 12 of the Exchange Act, and therefore a discussion of our Non-Voting Ordinary Shares is not included in this Exhibit 4.7. For information regarding these shares, you should refer to the Memorandum and Bye-Laws.
Holders of our Voting Ordinary Shares have no preemptive, redemption, conversion or sinking fund rights. Subject to the limitation on voting rights described below, holders of our Voting Ordinary Shares are entitled to one vote per share on all matters submitted to a vote of shareholders.
Most matters to be approved by our shareholders require approval by a simple majority vote. Under the Bermuda Companies Act, 1981 (the "Companies Act"), the holders of at least 75% of our shares voting in person or by proxy at a meeting (including non-voting shares) generally must approve an amalgamation or merger with another company. In addition, the Companies Act provides that a resolution to remove our auditor before the expiration of its term of office must be approved by at least two-thirds of the votes cast at a meeting of our shareholders. The quorum for any meeting of our shareholders is two or more persons present in person throughout the meeting and representing in person or by proxy in excess of 50% of our total issued voting shares.
Our board of directors has the power to approve our discontinuation from Bermuda to another jurisdiction. In accordance with the Companies Act, the rights attached to any class of shares (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not we are being wound-up, be varied with the consent in writing of the holders of 75% of the issued shares of that class or with the sanction of a resolution passed by a majority of the votes cast at a separate general meeting of the holders of the shares of the class, at which meeting the necessary quorum shall be two persons at least holding or representing by proxy one-third of the issued shares of the class.
In the event of our liquidation, dissolution or winding-up, the holders of our Voting Ordinary Shares are entitled to share equally and ratably on a pari passu basis with our Non-Voting Ordinary Shares and any participating shares in the surplus of our assets, if any, remaining after the payment of all its debts and liabilities and the liquidation preference of any outstanding Preferred Shares. Holders of Voting Ordinary Shares are entitled to such dividends as our board of directors may from time to time declare on a pari passu basis with the Non-Voting Ordinary Shares.
Our transfer agent for our ordinary shares is American Stock Transfer & Trust Company.

Preferred Shares
We are authorized to issue up to an aggregate of 45,000,000 preferred shares, par value $1.00 per share ("Preferred Shares"). The following descriptions of our Series D Preferred Shares and Series E Preferred Shares, as defined below, are qualified in their entirety by reference to the applicable Certificate of Designations, as noted above, which are incorporated by reference as exhibits to the Annual Report on Form 10-K of which this Exhibit 4.7 is a part.
Series D Preferred Shares
There are 16,000,000 depositary shares, each of which represents a 1/1,000th interest in a share of our 7.00% Fixed-to-Floating Rate Perpetual Non-Cumulative Preferred Shares, Series D, $1.00 par value (the "Series D Preferred Shares") outstanding. The 16,000,000 depositary shares representing the Series D Preferred Shares are listed on the Nasdaq Global Select Market under the symbol “ESGRP.” The Series D Preferred Shares have a $25,000 liquidation preference per share (equivalent to $25.00 per depositary share) and are fully paid and nonassessable within the meaning of applicable Bermuda law.
Dividends
Holders of the Series D Preferred Shares are entitled to receive, only when, as and if declared by our board of directors or a duly authorized committee thereof, non-cumulative cash dividends from and including the original issue date, quarterly in arrears in an amount per share equal to 7.00% of the liquidation preference per annum (equivalent to $1,750.00 per Series D Preferred Share and $1.75 per depositary share per annum) up to but excluding September 1, 2028. Commencing on September 1, 2028, which is the commencement date of the ‘‘floating rate period,’’ dividends on the Series D Preferred Shares will be payable, on a non-cumulative basis, when, as and if declared by our board of directors or a duly authorized committee thereof, at a floating annual rate equal to three-month LIBOR plus 4.015% of the liquidation preference per annum. The floating dividend rate will be reset quarterly. Dividends that are not declared do not accumulate and are not be payable.
Optional Redemption
The Series D Preferred Shares are redeemable at our option as follows:

•
on and after September 1, 2028, we have the option to redeem the Series D Preferred Shares, in whole or from time to time in part, at a redemption price equal to $25,000 per Series D Preferred Share (equivalent to $25.00 per depositary share);

•
we have the option to redeem all (but not less than all) of the Series D Preferred Shares, at a redemption price equal to the greater of (i) $25,000 per share (equivalent to $25.00 per depositary share) or (ii) the sum of the present value of $25,000 per Series D Preferred Share (equivalent to $25.00 per depositary share) and the present value of all undeclared dividends for the dividend periods from the redemption date to and including the September 1, 2028 dividend payment date, in each case, discounted to the redemption date on a quarterly basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined herein) plus 65 basis points, if we submit to our holders of ordinary shares a proposal for an amalgamation, consolidation, merger, scheme of arrangement, reconstruction, reincorporation, de-registration or any other similar transaction involving us that requires, or we submit any proposal for any other matter that (as a result of any change in Bermuda law after the date of this prospectus supplement, whether by enactment or official interpretation) requires, in either case, a vote of the holders of the Series D Preferred Shares at the time outstanding, voting as a single class (alone or with one or more other classes or series of preferred shares); provided, that no redemption may occur prior to September 1, 2028 unless (i) we have sufficient funds in order to meet the individual and group Enhanced Capital Requirements (as defined in the Bermuda capital adequacy regulations) under the BMA’s capital adequacy regulations (the “ECR”) and the BMA (or its successor, if any) approves of the redemption or (ii) we replace the capital represented by the Series D Preferred Shares with capital having equal or better treatment as the Series D Preferred Shares under the ECR (the conditions described in clauses (i) and (ii) above, the “Redemption Requirements”);

•
we will have the option to redeem all (but not less than all) of the Series D Preferred Shares, at a redemption price of $25,000 per share (equivalent to $25.00 per depositary share), if as a result of a “change in tax law” (as defined herein) there is, in our reasonable determination, a substantial probability that we or any successor company would become obligated to pay any additional amounts on the next succeeding dividend payment date with respect to the Series D Preferred Shares and the payment of those additional amounts cannot be avoided by the use of any reasonable measures available to us or any successor company (a “tax event”); provided that no redemption may occur prior to September 1, 2028 unless one of the Redemption Requirements is met;

•
we will have the option to redeem the Series D Preferred Shares, in whole or from time to time in part, at a redemption price of $25,000 per share (equivalent to $25.00 per depositary share), at any time within 90 days following the occurrence of the date on which we have reasonably determined a “capital disqualification event” (as defined herein) has occurred as a result of any amendment or proposed amendment to, or change or proposed change in, the laws or regulations of Bermuda that is enacted or becomes effective after the initial issuance of the Series D Preferred Shares or any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of the Series D Preferred Shares; provided that no redemption may occur prior to September 1, 2028 unless one of the Redemption Requirements is met; and

•
we will have the option to redeem all (but not less than all) of the Series D Preferred Shares, at a redemption price of $25,500 per share (equivalent to $25.50 per depositary share) within 90 days of the occurrence of a “rating agency event” (as defined herein); provided that no redemption may occur prior to September 1, 2028 unless one of the Redemption Requirements is met.

Any such redemption requires us to provide not less than 30 days’ nor more than 60 days’ prior written notice. Upon any such redemption, the redemption price will also include declared and unpaid dividends, if any, without interest on such unpaid dividends. Under Bermuda law, no redemption of the Series D Preferred Shares may be effected if, on the date that the redemption is to be effected, we have reasonable grounds for believing that: (i) we are, or after the redemption would be, unable to pay our liabilities as they become due; (ii) the realizable value of our assets would thereby be less than our liabilities; or (iii) we are or would after such redemption be in breach of our ECR or eligible capital requirements contained within the Insurance Act 1978 of Bermuda (the “Insurance Act”) and applicable rules and regulations thereunder as may from time to time be issued by the BMA (or any successor agency or then-applicable regulatory authority) pursuant to the terms of the Insurance Act, or any successor legislation.
Substitution or Variation
In lieu of redemption, upon or following a “tax event” or “capital disqualification event,” we may, without the consent of any holders of the Series D Preferred Shares vary the terms of, or exchange for new securities, the Series D Preferred Shares to eliminate the substantial probability that we would be required to pay additional amounts with respect to the Series D Preferred Shares as a result of a change in tax law or to maintain compliance with certain capital adequacy regulations applicable to us, as the case may be. In either case, the terms of the varied securities or new securities, considered in the aggregate, cannot be less favorable to holders than the terms of the Series D Preferred Shares prior to being varied or exchanged, and no such variation of terms or securities in exchange shall change certain specified terms of the Series D Preferred Shares.
Liquidation
Upon any voluntary or involuntary liquidation, dissolution or winding-up of Enstar Group Limited, holders of the Series D Preferred Shares are entitled to receive out of our assets available for distribution to shareholders, before any distribution is made to holders of our ordinary shares or other junior shares, a liquidating distribution in the amount of $25,000 per Series D Preferred Share (equivalent to $25.00 per depositary share) plus declared and unpaid dividends, if any, to the date fixed for distribution, without interest on such unpaid dividends. Distributions will be made pro rata in accordance with the respective aggregate liquidation preferences of the Series D Preferred Shares and any parity shares and only to the extent of our assets, if any, that are available after satisfaction of all liabilities to creditors.
Voting Rights
Holders of the Series D Preferred Shares will have no voting rights, except with respect to certain fundamental changes in the terms of the Series D Preferred Shares and in the case of certain dividend non-payments or as otherwise required by Bermuda law or our Bye-Laws.
Series E Preferred Shares
There are 4,400,000 depositary shares, each of which represents a 1/1,000th interest in a share of our 7.00% Perpetual Non-Cumulative Series E Preferred Shares, Series E, $1.00 par value (the "Series E Preferred Shares") outstanding. The 4,400,000 depositary shares representing the Series E Preferred Shares are listed on the Nasdaq Global Select Market under the symbol “ESGRO.” The Series D Preferred Shares have a $25,000 liquidation preference per share (equivalent to $25.00 per depositary share) and are fully paid and nonassessable within the meaning of applicable Bermuda law.
Dividends
Holders of Series E Preferred Shares are entitled to receive, only when, as and if declared by our board of directors or a duly authorized committee thereof, non-cumulative cash dividends from and including the original issue date, quarterly in arrears in an amount per share equal to 7.00% of the liquidation preference per annum (equivalent to $1,750.00 per Series E Preferred Share and $1.75 per depositary share per annum). Dividends that are not declared will not accumulate and will not be payable.
Optional Redemption
The Series E Preferred Shares are redeemable at our option as follows:

•
on and after March 1, 2024, we will have the option to redeem the Series E Preferred Shares, in whole or from time to time in part, at a redemption price equal to $25,000 per Series E Preferred Share (equivalent to $25.00 per depositary share);

•
we will have the option to redeem all (but not less than all) of the Series E Preferred Shares, at a redemption price of $26,000 per share (equivalent to $26.00 per depositary share), if we submit to our holders of ordinary shares a proposal for an amalgamation, consolidation, merger, scheme of arrangement, reconstruction, reincorporation, de-registration or any other similar transaction involving us that requires, or we submit any proposal for any other matter that (as a result of any change in Bermuda law after the date of this prospectus supplement, whether by enactment or official interpretation) requires, in either case, a vote of the holders of the Series E Preferred Shares at the time outstanding, voting as a single class (alone or with one or more other classes or series of preference shares); provided, that no redemption may occur prior to March 1, 2024 unless (i) we have sufficient funds in order to meet the individual and group Enhanced Capital Requirements (as defined in the Bermuda capital adequacy regulations) under the BMA’s capital adequacy regulations (the “ECR”) and the BMA (or its successor, if any) approves of the redemption or (ii) we replace the capital represented by the Series E Preferred Shares with capital having equal or better treatment as the Series E Preferred Shares under the ECR (the conditions described in clauses (i) and (ii) above, the “Redemption Requirements”);

•
we will have the option to redeem all (but not less than all) of the Series E Preferred Shares, at a redemption price of $25,000 per share (equivalent to $25.00 per depositary share), if as a result of a “change in tax law” (as defined herein) there is, in our reasonable determination, a substantial probability that we or any successor company would become obligated to pay any additional amounts on the next succeeding dividend payment date with respect to the Series E Preferred Shares and the payment of those additional amounts cannot be avoided by the use of any reasonable measures available to us or any successor company (a “tax event”); provided that no redemption may occur prior to March 1, 2024 unless one of the Redemption Requirements is met;

•
we will have the option to redeem the Series E Preferred Shares, in whole or from time to time in part, at a redemption price of $25,000 per share (equivalent to $25.00 per depositary share), at any time within 90 days following the occurrence of the date on which we have reasonably determined a “capital disqualification event” (as defined herein) has occurred as a result of any amendment or proposed amendment to, or change or proposed change in, the laws or regulations of Bermuda that is enacted or becomes effective after the initial issuance of the Series E Preferred Shares or any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of the Series E Preferred Shares; provided that no redemption may occur prior to March 1, 2024 unless one of the Redemption Requirements is met; and

•
we will have the option to redeem all (but not less than all) of the Series E Preferred Shares, at a redemption price of $25,500 per share (equivalent to $25.50 per depositary share) within 90 days of the occurrence of a “rating agency event” (as defined herein); provided that no redemption may occur prior to March 1, 2024 unless one of the Redemption Requirements is met.

Any such redemption requires us to provide not less than 30 days’ nor more than 60 days’ prior written notice. Upon any such redemption, the redemption price will also include declared and unpaid dividends, if any, without interest on such unpaid dividends.Under Bermuda law, no redemption of the Series E Preferred Shares may be effected if, on the date that the redemption is to be effected, we have reasonable grounds for believing that: (i) we are, or after the redemption would be, unable to pay our liabilities as they become due; (ii) the realizable value of our assets would thereby be less than our liabilities; or (iii) we are or would after such redemption be in breach of our ECR or eligible capital requirements contained within the Insurance Act and applicable rules and regulations thereunder as may from time to time be issued by the BMA (or any successor agency or then-applicable regulatory authority) pursuant to the terms of the Insurance Act, or any successor legislation.
Substitution or Variation
In lieu of redemption, upon or following a “tax event” or “capital disqualification event,” we may, without the consent of any holders of the Series E Preferred Shares vary the terms of, or exchange for new securities, the Series E Preferred Shares to eliminate the substantial probability that we would be required to pay additional amounts with respect to the Series E Preferred Shares as a result of a change in tax law or to maintain compliance with certain capital adequacy regulations applicable to us, as the case may be. In either case, the terms of the varied securities or new securities, considered in the aggregate, cannot be less favorable to holders than the terms of the Series E Preferred Shares prior to being varied or exchanged, and no such variation of terms or securities in exchange shall change certain specified terms of the Series E Preferred Shares.
Liquidation
Upon any voluntary or involuntary liquidation, dissolution or winding-up of Enstar Group Limited, holders of the Series E Preferred Shares are entitled to receive out of our assets available for distribution to shareholders, before any distribution is made to holders of our ordinary shares or other junior shares, a liquidating distribution in the amount of $25,000 per Series E Preferred Share (equivalent to $25.00 per depositary share) plus declared and unpaid dividends, if any, to the date fixed for distribution, without interest on such unpaid dividends. Distributions will be made pro rata in accordance with the respective aggregate liquidation preferences of the Series E Preferred Shares and any parity shares and only to the extent of our assets, if any, that are available after satisfaction of all liabilities to creditors.
Voting Rights
Holders of the Preference Shares will have no voting rights, except with respect to certain fundamental changes in the terms of the Preference Shares and in the case of certain dividend non-payments or as otherwise required by Bermuda law or our bye-laws.